Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of New Age Beverages Corporation of our report dated April 1, 2019, relating to the audited consolidated balance sheets of New Age Beverages Corporation and its subsidiaries as of December 31, 2018 and 2017, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended, which appears in the Annual Report on Form 10-K for the year ended December 31, 2018, filed on April 1, 2019.

/s/ Accell Audit & Compliance, P.A.

Tampa, Florida

October 22, 2019